                           STOCK PURCHASE AGREEMENT

    This Stock Purchase Agreement ("Agreement"), dated as of the 23rd day of December 1997, by and between ICHOR CORPORATION, a Delaware corporation

(the "Seller") and EVERGREEN HOLDING INC., a               corporation (the
                                              ------------
"Purchaser").

                            W I T N E S S E T H :

    WHEREAS, Seller is the owner of all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Ortek, Inc., a

Washington corporation (the "Company"); and

    WHEREAS, the Company owns and operates an oil reprocessing plant, which is located on real property owned by the Company in Chicago, Illinois (the

"Business"); and

    WHEREAS, the Seller desires to sell and transfer to Purchaser, and the

Purchaser desires to purchase and acquire from the Seller, in exchange for the consideration hereinafter specifically set forth, all of the Shares upon the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of, and subject to, the premises and mutual agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                ARTICLE I

                            Sale and Purchase
                            -----------------

  1.1  Purchase of Shares.  On the terms and subject to the conditions of this

Agreement, Seller shall sell, transfer, assign, convey and deliver to the

Purchaser, and the Purchaser shall purchase, acquire and accept from the

Seller, all of Seller's right, title and interest in and to the Shares.

  1.2  Purchase Price; Adjustments.

  (a)  The purchase price for the Shares shall be One Million and 00/100

Dollars ($1,000,000.00) (the "Purchase Price"), which shall be payable by

Purchasers to Seller as follows:

    (i)   Initial Payment.  The Purchasers shall pay to Seller Three Hundred

Twenty Thousand and 00/100 Dollars ($320,000.00) (the "Initial Payment"), in

immediately available funds on the later of the Closing Date or upon receipt of documents releasing collateral for the debts set forth on Schedule 7.1 hereof; and

    (ii)  Final Payment.  The Purchaser shall pay to Seller Six Hundred Eighty

Thousand and 00/100 Dollars ($680,000.00), without setoff, and with interest at the rate of two and one half percent (2.5%) per annum on or before the one year anniversary of the Closing Date ("Final Payment").

                                ARTICLE II

                                  Closing
                                  -------

    Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement shall take place on or before

December 23, 1997  (herein referred to as the "Closing" or the "Closing Date")

and shall be held at such time and place as may be agreed upon between

Purchaser and Seller and shall be effective as of 11:59 p.m. on December 23,

1997.

                                ARTICLE III

                  Representations and Warranties of Seller
                  ----------------------------------------

    The Seller hereby represents and warrants to the Purchaser as follows:

    3.1  Organization, Authority.  The Company is a corporation duly organized and presently subsisting under the laws of the State of Washington and has, in all material

                                  2.

respects, the corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.

    3.2  Authority to Execute and Perform the Agreement; No Breach by Seller.

The Seller has received such approvals and taken such actions as are required to enter into, execute and deliver this Agreement.  This Agreement, when duly executed and delivered, will be the valid and binding obligation of Seller enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

    3.3  Outstanding Shares.  The Company is authorized to issue ten thousand

(10,000) shares of common stock, par value $0.01 per share, of which ten thousand (10,000) shares are issued and outstanding.  No other class of capital stock of the Company is authorized or outstanding.  All of the issued and outstanding shares are duly authorized and validly issued, fully paid and nonassessable.

    3.4  Options or Other Rights.  There is no outstanding right,

subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from either the

Seller or from the Company any interest in the Company, and there is no outstanding security of any kind convertible into such interest in the

Company.

    3.5  Constituent Documents.  The Seller has heretofore delivered to

Purchaser true and complete copies of the Articles of Incorporation and By-

Laws of the Company as in effect on the date hereof and there are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or, to the knowledge of Seller, threatened against the Company.

    3.6.  Title to the Shares.  The Seller owns beneficially and of record and has full power and authority to convey to Purchaser all of the Shares.
                                  3.

    3.7  Assets.  The Company has, and shall have as of the Closing, good,

valid and marketable title to all of its assets and properties, except for inventory sold or disposed of between the date hereof and the Closing in the ordinary course of business.

    3.8  Brokers or Finders.  Seller is not obligated, directly or indirectly,

to any person for brokerage or finders' fees, agents' commissions or any similar charges in connection with the Agreement or the transactions contemplated hereby.

    3.9  Balance Sheet.  Schedule 3.10 attached hereto is a true and complete,

to the best of Seller's knowledge, with respect to trade payables and borrowings by the Company, copy of the Company's balance sheet as of November

30, 1997.  Seller will represent at closing that they have been no adverse material change in the balance sheet since November 30, 1997.  In the event that there are undisclosed trade payables or Company borrowings as of November

30, 1997, then to the extent that such undisclosed trade payables or Company borrowings exceed, in the aggregate, $35,000, the Purchaser may seek indemnification from the Seller.

    3.10  Environmental.  The environmental studies of the Company's McCook facility, including current monitoring, all of which have been and continue to be submitted to the appropriate regulatory authorities, do not reveal the presence of any detectable level of PCB's in the soil or ground water.

    3.11  Disclaimer of Warranties.  EXCEPT AS EXPRESSLY PROVIDED HEREIN,

SELLER IS MAKING NO REPRESENTATION OR WARRANTY, IMPLIED OR OTHERWISE, WITH

RESPECT TO THE VALUE, UTILITY, MERCHANTABILITY OR ANY OTHER ASPECT OF THE

ASSETS OR LIABILITIES OF THE COMPANY, INCLUDING (ASSETS AND LIABILITIES

(ACTUAL OR CONTINGENT) OF THE COMPANY SET FORTH ON THE NOVEMBER 30, 1997

BALANCE SHEET, ARE TO THE



                                  4.

BEST OF SELLER'S KNOWLEDGE), BUT NOT LIMITED TO, ENVIRONMENTAL LIABILITIES

RELATING TO THE REAL PROPERTY.  PURCHASER HAS ARRANGED FOR TITLE INSURANCE ON

THE REAL PROPERTY.  SELLER MAKES NO REPRESENTATION AS TO SUCH PROPERTY.

                                ARTICLE IV

             Representations and Warranties of the Purchaser
             -----------------------------------------------

    Purchaser hereby represents and warrants to the Seller as follows:

    4.1  Authority to Execute and Perform the Agreement; No Breach by

Purchaser.  The Purchaser has the power and authority, and has received such approvals and taken such actions as are required, to enter into, execute and deliver this Agreement.  This Agreement, when duly executed and delivered,

will be the valid and binding obligation of the Purchaser enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

Neither the execution nor delivery by the Purchaser hereof, the compliance by the Purchaser with the terms and conditions hereof nor the consummation by the

Purchaser of the transactions contemplated hereby will (i) require any consent, authorization or approval of any federal, state, county, local or other governmental or regulatory body or (ii) conflict with, result in a breach of, constitute an event of default under require any consent,

authorization or approval under, any mortgage, lien, lease, agreement or instrument to which the Purchaser is a party or by which the Purchaser may be bound.

    4.2  Capability to Perform; Financial Matters.  The Purchaser has the

business expertise and the financial ability to perform all of its obligations pursuant to this Agreement.



                                  5.

    4.3  Purchase for Investment.  Purchaser is purchasing the Shares for investment for Purchaser's own account, with no present intention of dividing

Purchaser's participation with others or reselling or otherwise distributing the Shares.  Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and understands that the transfer of the Shares by Purchaser must be in accordance with the registration requirements of the Securities Act of 1933, as amended, and of any applicable state security laws or in accordance with applicable law regulating exemption from registration under the Securities Act of 1933, as amended, and any applicable state securities laws.

    4.4  Disclaimer of Warranties.  Except as otherwise expressly provided herein, Purchaser acknowledges that Seller makes no warranty, express or implied, to anyone, as to the Company or the Business or the assets or properties owned by the Company.  Purchaser affirms that, although Purchaser may have asked for and received from Seller information and other assistance regarding the Company and the Business, Purchaser has independently, and in

Purchaser's sole judgment, selected the Shares for purchase and has not relied upon any statement or representation of Seller except as contained in this

Agreement in deciding to effect the purchase of the Shares.  Notwithstanding the foregoing, Purchaser has had the opportunity to perform "due diligence"

investigation on those items set forth on  Schedule 4.4 hereto.

    4.5  Brokers or Finders.  The Purchaser is not obligated, directly or indirectly, to any person for investment banking, brokerage or finders' fees,

agents' commissions or any similar charges in connection with the Agreement or the transactions contemplated hereby.





                                  6.

                                ARTICLE V

                         Covenants of the Seller
                         -----------------------

    The Seller covenants and agrees as follows:

    5.1  No Actions to Make Representations Untrue.  The Seller shall not take, and shall cause the Company not to take, any action which would cause any of the representations and warranties of the Seller set forth in the

Agreement to become untrue or any of the conditions to the Closing to be unsatisfied.

    5.2  Post-Closing Access to Information.  If after the Closing, in order properly to prepare documents or reports required to be filed with governmental authorities or its financial statements, it is necessary that the

Purchaser be furnished additional information relating to the Company or the

Business, the Seller will use their reasonable efforts to promptly furnish this information to the Purchaser, if available.

    5.3  Consummation of the Transaction.  The Seller shall use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, under applicable law and regulation, to consummate and make effective the transactions contemplated by the Agreement.  The Seller will execute and deliver, or cause to be executed and delivered, such assignments, consents or other instruments as the Purchaser may reasonably request for the purpose of carrying out the transactions contemplated by the Agreement.












                                  7.

                                ARTICLE VI

                       Covenants of the Purchaser
                       --------------------------

    The Purchaser covenants and agrees as follows:

    6.1  No Actions to Make Representations Untrue.  The Purchaser shall not take any action which would cause any of the representations and warranties of the Purchaser set forth in the Agreement to become untrue or any of the conditions to the Closing to be unsatisfied.

    6.2  Post-Closing Access to Information.  If after the Closing, in order properly to prepare documents or reports required to be filed with governmental authorities or its financial statements, it is necessary that the

Seller be furnished additional information relating to the Company or the

Business, the Purchaser will use reasonable efforts to promptly furnish this information to the Seller, if available.

    6.3  Consummation of the Transaction.  The Purchaser shall use all efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, under applicable law and regulation, to consummate and make effective the transactions contemplated by this Agreement.

The Purchaser will execute and deliver, or cause to be executed and delivered,

such instruments as the Seller may reasonably request for the purpose of carrying out the transactions contemplated by the Agreement.

    6.4  Security for Purchase Price.  On the Closing Date Purchaser will deliver to Seller, in a form acceptable to Seller, an unconditional,

irrevocable letter of credit (the "Letter of Credit") from a bank acceptable to Seller in the amount of Six Hundred Eighty Thousand and 00/100 Dollars

($680,000.00), plus interest, that will serve as security for the Final

Payment.

    6.5  Indemnification.  From and after the Closing (as hereinafter defined), the Purchaser agrees to defend, indemnify and hold harmless the

Seller from and against any and all

                                  8.

loss, cost, damage or expense (including attorneys' fees, costs and expenses)

arising out of (i) the failure of any representation and warranty of the

Purchaser to be true, (ii) the failure of the Purchaser to comply with any of the covenants and agreements of the Purchaser contained herein, (iii) any liabilities arising out of the operation of the Company or the Business from and after the Closing, including but not limited to any environmental liabilities, and (iv) any liability for brokerage fees, finders' fees, agents'

commissions or other similar forms of compensation in connection with the

Agreement or other transactions contemplated hereby which arise solely and exclusively from the actions or omissions of the Purchaser.

                                ARTICLE VII

                     Items to be Delivered at Closing
                     --------------------------------

    7.1  Items to be Delivered by the Seller.  In addition to, and without limiting any of the other provisions of the Agreement, the Seller agrees to deliver the Share certificate to the Purchaser the later of the Closing or upon receipt of the Initial Payment and the Letter of Credit.  Also, Seller

shall deliver such documents as are reasonable and necessary to assure that all Excluded Liabilities and the collateral security therefore, has been forgiven or released.  "Excluded Liabilities" shall mean those items set forth on Schedule 7.1 attached hereto.

    7.2  Items to be Delivered by the Purchaser.  In addition to, and without limiting any of the other provisions of the Agreement, the Purchaser agrees to deliver the Initial Payment and the Letter of Credit, to Seller on the later of the Closing or upon receipt of documents releasing the collateral for the debts set forth on Schedule 7.1 hereof.  Also, Purchaser shall deliver such documents as are reasonable and necessary to assure that all Excluded Assets and the collateral security therefore, has been forgiven or released.

"Excluded Assets" shall mean those items set forth on Schedule 7.2 attached hereto.
                                  9.

7.3  Items to be Delivered by Seller and Purchaser.  Seller and Purchaser

each agree to deliver such other instruments, certificates and documents as the other party or its counsel may reasonably request to carry out the transactions contemplated by this Agreement.

                                ARTICLE VIII

                                Miscellaneous
                                -------------

    8.1  Termination.  The Agreement may be terminated at any time prior to the Closing:

         (a)  by the mutual written agreement of the Purchaser and the Seller;

         (b)  the Seller after December 23, 1997, if the Closing has not occurred;

         (c)  by Purchaser if Seller have materially misrepresented or breached any representation, warranty or covenant made by Purchaser in this

Agreement.

          If this Agreement terminates as provided in this Section 8.1, it shall become null and void and have no further force or effect.

    8.2  Expenses.  The Seller will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in the Agreement to be performed or complied with by them.  The Purchaser will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in the Agreement to be performed or complied with by the Purchaser.

    8.3  Governing Law.  The Agreement shall be governed by, and construed in accordance with, the internal laws, and not the law of conflicts, of the

Commonwealth of Pennsylvania.







                                  10.

    8.4  Entire Agreement; Modification, Waiver.  The Agreement, including the exhibits and schedules hereto, constitutes the entire agreement between the

Seller and the Purchaser pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions,

whether oral or written, of the parties and there are no warranties,

representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as may be set forth herein or in documents delivered pursuant hereto.  To the fullest extent permitted by applicable law, unless otherwise expressly provided herein, no supplement, modification, waiver or termination of the Agreement shall be binding unless executed, in writing, by the parties to be bound thereby.  No waiver of any provision of the Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar),

nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    8.5  Notices.  All notices, consents, requests, reports, demands or other communications hereunder shall be in writing and may be delivered personally,

by registered or certified mail, by tested telex or telegram or by facsimile transmission.

    If to Seller:

                     ICHOR Corporation
                     Attention:  John M. Musacchio, COO
                     300 Oxford Drive
                     Monroeville, Pennsylvania  15146

    with a copy to:

                     James D. Chiafullo, Esquire
                     Thorp Reed & Armstrong
                     One Riverfront Center
                     Pittsburgh, Pennsylvania 15222






                                  11.

    If to Purchaser:

                     Evergreen Holding Inc.
                     5000 Birch Street, Suite 500
                     Newport Beach, California  92660
                     Attn:  Krishan C. Khurana, Vice President, Technology


    with a copy to:

                     David Cartano, Esquire
                     Barton Klugman & Oetting
                     37th Floor, 333 South Grand Avenue
                     Los Angeles, California  90071-1599

or to such other address or such other person as the addressee party shall have last designated by notice to the other party.  Notices given by registered or certified mail or by telegram shall be deemed to have been given when deposited in the mail or with the telegraph company with postage or other charges pre-paid.  All other notices shall be deemed to have been given when received.

    8.6  Counterparts.  The Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

    8.7  Headings.  The article and section headings in the Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

    8.8  Record Retention.  The parties hereto agree to retain, for a period of three (3) years from and after the Closing Date, and to make available to each other and their respective agents, counsel, employees or representatives,

all the books, records and documents (including records with respect to accounts receivable, accounts payable and the general ledger





                                  12.

maintained on magnetic tape or any other electronic medium) relating to the

Business which existed on the date preceding the Closing Date and which were in its possession.  During said three (3) year period and for the next succeeding five (5) year period, the Seller and the Purchaser shall furnish each other not less than thirty (30) days' prior written notice of the planned destruction of any such records so that such party may assume, upon request,

ownership of such records which would otherwise have been destroyed.

    8.9  Gender and Number.  Any personal pronouns used in the Agreement shall include the other gender, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.




































                                  13.

    8.10  Severability.  If any provision of the Agreement or the application thereof shall be held to be invalid, illegal or unenforceable, the remainder of the Agreement shall remain in full force and effect and each court making any such determination is requested to amend such provision in order that it may, in such amended version, be enforceable.

    IN WITNESS WHEREOF, the parties have caused the Agreement to be duly executed as of the date first above written.

ATTEST:                                      ICHOR CORPORATION

/s/ Pricilla A. Kent                         /s/ John M. Musacchio
--------------------                         ---------------------

ATTEST:                                      EVERGREEN HOLDING INC.

/s/ Amelia Cloonan                           /s/ C.R. Spillers, Vice President
------------------                           ---------------------------------
                                              and Chief Financial Officer
































                                  14.

                              List Of Schedules

3.10    Balance Sheet - 11/30/97.

4.4     Due Diligence List.

7.1     Excluded Liabilities.

7.2     Excluded Assets.

Schedule 3.10

ORTEK Inc.
Financial Statements
November 30, 1997                            Balance                       Balance
                                            11/30/97      Dr      Cr       10/30/97
                                      ----------------------------------------------

1001  Cash-Nat City Parent                    0
1002  Cash-Nat City Checking             (5,187)   127,145  143,617     11,285
1009  Jones Escrow                            0
1012  Sirrom Escrow                           0
1013  Kennedy & Lehan Escrow                  0
1014  Cash-Bank of Lyons                    874      1,000    1,522      1,396
1020  Petty Cash                              0
1100  Investment in Yorkton Securiti          0
1101  Investment in CIBC                      0
1120  Investment in GoeLogic Partne           0
1123  Investment in PDG of Delaware           0
1124  Investment in Geo Holding               0
1126  Investment in Ortek                     0
1150  Due from McLaren Hart                   0
1200  Accounts Receivable               355,443    271,569   91,780    175,654
1201  Pre-Petition A/R Ortek            113,874                        113,874
1205  Accounts Receivable Finance             0
1210  Accounts Receivable Retention           0
1212  Accounts Receivable Disputed            0
1215  Reserve for Bad Debt             (130,000)                      (130,000)
1217  Reserve for Bad Debt-Finance            0
1220  Due from Custom Bio                     0          0        0
1235  Insurance Receivable                3,273          0               3,273
1258  I/C 501164 BC LTD                       0
1259  Valuation Allowance 501164              0
1262  I/CO ICHOR Services               (64,359)         0   35,000    (29,359)
1264  I/C Geologic Recovery System            0
1266  I/C ICHOR Corporation              76,979                   0     76,979
1267  I/C PDG of Delaware                     0
1268  I/C GEO Holding                         0
1269  I/C Ortek                               0
1270  Expense Advance                         0
1300  Prepaid Insurance                  29,620               5,923     35,543
1302  Prepaid Expense                     6,829                          6,829
1350  Raw Materials Inventory             8,910          0   72,679     81,589
1360  Finished Goods Inventory          138,545          0   13,765    152,310
                                   ----------------------------------------------
      Total Current Assets              534,801    399,714  364,286    499,373

1605  Equipment                          50,899          0              50,899
1606  Acc Dep Equipment                 (81,581)             10,116    (71,465)
1609  Land                              760,000                        760,000
1610  Buildings                       3,110,978                      3,110,978
1611  Acc Dep Buildings                  (6,664)                833     (5,831)
1616  Office & Computer Equip             1,023                          1,023
1617  Acc Dep Office & Computer Eq         (272)                 27       (245)
1904  Deferred Financing Costs                0
1905  Acc Amortization Def Financin           0
                                   ----------------------------------------------
      Total Fixed Assets              3,834,383          0   10,976  3,845,359

1303  Security Deposit                  110,229                        110,229
                                   ----------------------------------------------
      Total Assets                    4,479,413    399,714  375,262  4,454,961
                                   ==============================================

ORTEK Inc.
Financial Statements
November 30, 1997                            Balance                       Balance
                                            11/30/97      Dr      Cr       10/30/97
                                      ----------------------------------------------
2100  Accounts Payable                      611,061     26,297  201,672    435,686
2150  Due to Drummond Financial             500,000             350,000    150,000
2170  Acc Payable ISLIC                           0
2185  Acc Payable McDonalds                       0
2190  Third Party Liability                       0
2208  Monroeville Local Tax Withheld              0
2301  Accrued Wages                            (341)                          (341)
2302  Accrued Liabilities                   171,124          0   19,406    151,718
2303  Accrued Legal Fees                          0          0                   0
2310  Accrued Wage Attachments                    0
2345  FUTA/Employees                              0
2346  Accrued Workers Comp                   (9,065)                  0     (9,065)
2348  Accrued Corp insurance                  3,210      7,376              10,586
2400  Accrued Rent                                0
2401  Accrued State Corporate Tax                 0
2420  Accrued Loss on Sale of Dis O               0
2500  Current Portion L/T Debt                8,072                          8,072
                                     -----------------------------------------------
      Total Current Liabilities           1,284,061     33,673  571,078    746,656

2370  Accrued Environmental Costs         1,015,942                      1,015,942
2402  Accrued Federal Income Tax            148,091                        148,091
2720  Equipment Loan                         17,378                         17,378
2722  Payable to ISLIC-L/T                        0
2724  Long Term Debt-Logan                  750,000    335,000           1,085,000
2730  Notes Payable-Logan                         0
                                     -----------------------------------------------
      Total Long-Term Liabilities         1,931,411    335,000        0  2,266,411

2903  Common Stock                              100                            100
2908  Partnership Capital-Geo Holdin              0
2909  Partnership Capital-PDG of Del              0
2910  Paid in Capital                     2,429,900                      2,429,900
2920  Retained Earnings                      (2,893)                        (2,893)
      Net Income                         (1,163,166)   449,934  271,981   (985,213)
2925  Treasury Stock                              0
                                     -----------------------------------------------
      Total Equity                        1,263,941    449,934  271,981  1,441,894
                                     -----------------------------------------------
      Total Liabilities & Equity          4,479,413    818,607  843,059  4,454,961
                                     ===============================================


                                        Page 1

                                  SCHEDULE 4.4


                                   ORTEK, INC.
                            Documents and Schedules


- Ortek, Inc. Financial Statement balance sheet and income statement trial balance as at October 31, 1997.
- Ortek, Inc. Financial Statement balance sheet and income statement trial balance as at November 30, 1997.
- ICHOR Services Inc. Financial Statements - Ortek for the Month ending October 31,1997
-  Handwritten schedule of Ortek 10/31/97 Journal entries.
-  Handwritten schedule of Ortek 11/30/97 Journal entries.
- Ortek Inc. Income Statements for the periods ending January 31, 1997, February 28,1997, March 31,1997, April 30,1997, May 31,1997, June 30,1997,
   July 30,1997 and August 31,1997.
- Check register covering the period of July 1, 1997 through December 1, 1997 and check numbers 1188 through 1626.
- National City Bank of Pennsylvania bank statement for the month ending October 31, 1997 and attached list of outstanding checks.
- Bank of Lyons bank statement for the month ending October 31, 1997, attached list of outstanding checks and check register covering the period from October 6 through October 31, 1997 and checks 1094 through 1115.
-  List of Ortek, Inc. October 1997 cash receipts.
-  List of Ortek, Inc. Unpaid Accounts Receivable at 10/31/97.
-  List of Ortek, Inc. Unpaid Accounts Receivable at 11/30/97.
-  List of Ortek, Inc. Unpaid Accounts Receivable at 12/1/97.
- Report labeled "ICHOR Corporation Receivables Aging by Job dated 6/12/97 (indicated as representing pre-petition accounts receivable of Enviropur)
- Schedule of Production Re-Cap 10/27/97 to 11/2/97 showing the calculation of the inventory values appearing on the financial statement trial balance at 10/31/97.
- Schedule of Production Re-Cap 11/24/97 to 11/30/97 showing the calculation of the inventory values appearing on the financial statement trial balance at 11/30/97.
- Schedule of Distillate Shipments and Pricing covering the weekly periods from May 9 through October 3, 1997.
- Schedule of Ortek Sales of Distillate by customer from April 18, 1997 through November 11,1997.
- Schedule of Ortek Sales of Distillate by customer from April 18, 1997 through December 2,1997.
-  List of Ortek, Inc. deposits showing amounts and who deposit is with.

- Schedule showing IRS lien and calculation of related interest for periods December to May 1997 and May to November 1997.
- List of Ortek accounts payable as of October 31, 1997 and reconciliation of amounts to balance on the October 31, 1997 financial statement trial balance.
- List of Ortek accounts payable as of November 30, 1997 and reconciliation of amounts to balance on the November 30, 1997 financial statement trial balance.
-  List of Ortek accounts payable as of December 2,1997.
- Ortek Schedule showing items comprising Other Liabilities, Accrued Insurance and Prepaid Insurance accounts shown on the October 31, 1997 financial statement trial balance.
-  Schedule of weekly payroll for November 1997.
-  Schedule of weekly payroll for October 1997.
-  Schedule of current and long term lease obligation debt.
- Schedules of daily waste oil purchases for May 1997, June 1997, July 1997, August 1997 and September 1997.
- Copy of Ortek, Inc. ADP payroll journal for the periods ending November 9,1997, November 16,1997, November 23, 1997, November 30,1997, December 15,1997.
- Consolidated U.S. Corporation Income Tax Return of ICHOR Corporation and Subsidiaries for the period February 1,1996 through December 31, 1996.
- Combined unitary Illinois Income and Replacement Tax Return of ICHOR Corporation and Subsidiaries for the period February 1, 1996 through December 31,1996.
- Copy of Purchase Order between TexPar Energy, Inc. (Buyer) and Ortek, Inc. (Vendor) dated May 1, 1997.
- Copy of Purchase Agreement between Refuel, Inc. and Ortek, Inc. numbered 156668 dated March 25, 1997.
- Schedule of Ortek Inc. purchase accounting journal entry relating to issue of 5000 shares of Ortek to 501164 BC.
- Schedule labeled Ortek, Inc. McCook Facility assignment of cost to assets acquired.
- Schedule labeled Ortek, Inc. assigned cost to assets acquired adjustment subsequent to 12/31/96.
-  Chart labeled "Ortek weekly revenue composition".
- Copy of State of Washington Certificate of Incorporation of BC Ventures Limited dated December 4, 1996.
- Copy of State of Washington Certificate of Amendment to BC Ventures Limited changing name to Ortek, Inc. dated December 18, 1996.
-  Copy of Ortek, Inc. Bylaws originally adopted December 13,1996.
-  Copy of Directors' Resolutions dated January 1997.
-  Copy of Directors' Resolutions of Ortek, Inc. dated February 5, 1997.
- Copy of John Musacchio memo of Ortek Remediation dated February 19,1997 and additional related comments dated December 9, 1997.
-  Ortek, Inc. Employee Handbook.
-  Enviropur/Beatrice Settlement Trust Fund Agreement.

- Enviropur Waste Refining and Technology, Inc., debtor, Chapter 11 Bankruptcy Interim Order (1) Authorizing use of cash collateral, (2) Authorizing debtor-in-possession to incur post-petition indebtedness and
   (3) Granting security interests and priority pursuant to 11 U.S.C. Section
   364.
- Enviropur Waste Refining and Technology, Inc., debtor, Chapter 11 Bankruptcy Interim Order granting application for authority to sell property outside of ordinary course of business pursuant to section 363, to assume and assign leases pursuant to section 365, to approve notice thereof, and to set final hearing.
- Enviropur Waste Refining and Technology, Inc., debtor, Chapter 11 Bankruptcy Final Order granting application for authority to sell property outside of ordinary course of business pursuant to section 363 and to assume and assign leases pursuant to section 365.
- Enviropur Waste Refining and Technology, Inc., debtor, Chapter 11 Bankruptcy Order Approving sale of assets pursuant to section 363 of Bankruptcy Code.
- Enviropur Waste Refining and Technology, Inc., debtor, Chapter 11 Bankruptcy Stipulation Resolving the objection of Internal Revenue Service to entry of final sales order.
-  Enviropur Waste Refining and Technology, Inc. (Seller) Quitclaim Bill of
   Sale.
-  H.J. Mohr & Sons Company release of mechanics lien dated January 29,1997.
- Loan agreement dated January 15, 1997 between Ortek, Inc. and Volendam Investments Limited(unsigned).
- Loan agreement dated January 15, 1997 between ICHOR Corporation and ICHOR Services, Inc., and Drummond Financial Corporation ( unsigned).
- Amendment to Loan Agreement dated January 15, 1997 between ICHOR Corporation and ICHOR Services, Inc., and Drummond Financial Corporation dated June 30, 1997 ( signed).
-  Merrimac Leasing Corporation lease agreement for Catepillar fork lift.
- Merrimac Leasing Corporation lease agreement for Hewlett Packard gas chromatograph.
-  Orix Credit Alliance, Inc. lease agreement for telephone equipment.
-  List of Ortek Office Furniture.
-  List of Ortek Computer-Office Equip Inventory.
- Envirpur waste Refining and Technology, Inc. agreement with Oil, Chemical & Atomic Workers International Union on Behalf of Local No. 7 - 507 covering period August 1, 1995 to July 31, 1998.
- MB Valuation Services, Inc. Appraisal - Liquidation Value - In Place, dated November 22,1997.
- E. Salazar Company "Fixed Plant in Place" value of Motor Oils Refining Company, McCook, Illinois report dated April 1, 1992.
- E. Salazar Company Fair Market Appraisal and a Replacement Cost Estimate of machinery and equipment located at Motor Oils Refining Company, McCook, Illinois and estimate of Fixed Capital Replacement Cost report dated March 6,1992.
- Correction dated December 1, 1992 of the above reports April 1, 1992 and March 6, 1992.

-  Houlihan Valuation Advisors Real Estate Appraisal dated December 14, 1992.
- Binder containing copies of Ortek, Inc. Articles of Incorporation, Organization meeting and Bylaws, Minutes - Directors, Annual Report to secretary of State received from Sangra, Moller Barristers & Solicitors transmitted on December 5, 1997.
-  Enviropur letter to Duke's Oil Service dated November 2, 1995
- Enviropur letter to USEPA regarding Duke's Oil Service letter dated November 2, 1995
-  Enviropur letter to Duke's Oil Service dated February 15, 1996
-  Enviropur letter to USEPA regarding Duke's Oil Service dated September 11,
   1996
-  Rudnick and Wolfe letter to Duke's Oil Service dated January 30, 1997
-  Ortek files at Ortek facility through December 5, 1997

                             Schedule 7.1
                                      ---

                          Excluded Liabilities

Reference Number
for 11/30/97
Balance Sheet               Description               Amount
-------------               -----------               ------

   2150          Debt Due to Drummond Financial       $500,000

   2724          Long Term Debt - Logan               $750,000

                             Schedule 7.2
                                      ---

                            Excluded Assets

Reference Number
for 11/30/97
Balance Sheet                 Description                  Amount
-------------                 -----------                  ------

   1262          Intercompany debt to ICHOR Services      ($64,359)
   1266          Intercompany debt to ICHOR Corporation    $76,978